Exhibit 99.1
Ovid Therapeutics Announces New OV329 Data and Indication Expansion,
Phase 1 Clearance for OV4071, and Reports Fourth Quarter and Full Year 2025 Financial Results
•The 7 mg dose of OV329 demonstrated favorable safety and tolerability profile, reinforcing best-in-category potential for refractory epilepsies; Ovid advancing plans to initiate a Phase 2 trial in focal onset seizures and an open-label, proof-of-concept study
•Expanding OV329 development to complementary indications in tuberous sclerosis complex seizures and infantile spasms, supported by a $60.0 million private placement
•OV4071, a first-in-class, oral KCC2 direct activator, received Human Research Ethics Committee approval and acknowledgement of its Clinical Trial Notification from the Australian Therapeutic Goods Administration, triggering a 30-day exercise period for the Company’s outstanding Series A Warrants
•Company to host KCC2-focused R&D Day on April 14, 2026
•$90.4 million in cash, cash equivalents and marketable securities as of December 31, 2025, expected to fund key studies for OV329 and OV4071 and operations into late 2028; exercise of outstanding warrants may further extend runway into 2029
•Company to host business update call today at 8:30 am ET
NEW YORK, March 18, 2026 – Ovid Therapeutics Inc. (Nasdaq: OVID), a biopharmaceutical company developing small molecule medicines for brain disorders with significant unmet need, today provided pipeline progress and business updates, including financial results for the fourth quarter and full year ended December 31, 2025. The Company reported favorable topline safety, tolerability and pharmacokinetics (PK) findings from the 7 mg dose cohort of OV329, its next generation GABA-aminotransferase (GABA-AT) inhibitor. Additionally the Company announced it will add complementary development programs for OV329, expanding into tuberous sclerosis complex (TSC) seizures and infantile spasms (IS) which is funded by a private placement financing expected to result in gross proceeds of $60.0 million, before deducting placement agent fees and offering expenses.
The Company will initiate a Phase 1 trial for OV4071, a potential first-in-class, oral, direct activator of potassium-chloride cotransporter 2 (KCC2) following Human Research Ethics Committee (HREC) approval of the Phase 1 study and Clinical Trial Notification (CTN) acknowledgement from the Australian Therapeutic Goods Administration (TGA).

“We are achieving important steps forward in our mission to pioneer better, gentler medicines for disorders of the brain. We believe today’s data continue to support OV329’s potential best-in-category profile and give us further conviction to expand OV329 into two complementary indications, tuberous sclerosis complex seizures and infantile spasms, for which GABA-AT inhibition is a validated mechanism of action. Additionally, we are rapidly advancing OV4071 into the clinic to explore its broad therapeutic potential,” said Meg Alexander, President and Chief Executive Officer. “Together, these developments reflect the strength of our scientific approach to restoring the balance of excitation and inhibition in the brain. Today’s plans will add to our growing cadence of near-term clinical milestones, and position Ovid to deliver meaningful progress for patients and value for stockholders over the months and years ahead.”
PIPELINE AND BUSINESS UPDATES
OV329: New 7 mg cohort demonstrates favorable safety and tolerability profile; advancing into patient studies
Today, Ovid announced new results from a 7 mg dose cohort evaluating the safety and tolerability of OV329, a next-generation GABA-AT inhibitor being developed for drug-resistant epilepsies. Following the cortical inhibition and tolerability demonstrated by OV329 at 3 mg and 5 mg doses, Ovid conducted further characterization of a 7 mg cohort to inform dose selection for planned patient studies.
The 7 mg Phase 1 study included both single ascending dose (SAD) and multiple ascending dose (MAD) cohorts, each consisting of six participants receiving OV329 and two participants receiving placebo. There were no treatment-related adverse events in the 7 mg cohort, and in a total of 19 unrelated adverse events, all were mild and transient. Across all doses tested, OV329 continues to demonstrate a favorable safety and tolerability profile in clinical studies, with no treatment-related serious adverse events observed. These findings continue to support a potential best-in-category profile.
The 7 mg dose data builds upon previously reported, positive biomarker results associated with the 3 mg and 5 mg doses of OV329, which were presented at the 2025 American Epilepsy Society (AES) annual meeting in December 2025. At those doses, OV329 demonstrated strong, statistically significant cortical inhibition activity and increase in GABA as measured across multiple metrics. The cortical inhibition results associated with OV329 matched or exceeded those demonstrated by therapeutic doses of vigabatrin as measured in previous studies using the same methodology. Findings confirm OV329 penetrates the brain, engages the target, and achieves biological modulation as expected of elevated levels of GABA, the major inhibitory neurotransmitter.
Extensive ophthalmic assessments, including best corrected visual acuity, fundus photography, indirect dilated ophthalmoscopy, optical coherence tomography and automated threshold visual field perimetry, showed no evidence of ophthalmic or retinal changes associated with OV329. This result builds upon prior clinical and preclinical ophthalmic safety characterization studies which demonstrated OV329 enters and then rapidly clears the brain, plasma and tissue, whereas vigabatrin, a first-generation GABA-AT inhibitor, was shown to preferentially partition and accumulate in the retina.
Phase 2 dose confirmatory & open-label proof-of-concept study
Ovid believes the drug exposure, PK, safety, and tolerability profile observed with the 5 mg and 7 mg doses of OV329 are supportive of further clinical development and provide dose optionality for planned Phase 2 proof-of-concept and dose confirmatory studies. Ovid plans to initiate an open-label photo paroxysmal response study to evaluate the anti-seizure effect of OV329. In parallel, the Company is advancing plans for a Phase 2 randomized, placebo-controlled trial, which is expected to evaluate two dose levels and determine seizure reduction efficacy in people living with treatment-resistant FOS. Ovid is engaged in regulatory conversations and currently anticipates initiating the Phase 2 study in the second quarter of 2026.
OV329: New complementary development programs expanding into TSC seizures and IS
Ovid also announced plans to expand development of OV329 in TSC-associated seizures and IS, two rare and severe epileptic disorders characterized by significant unmet medical need.
GABA-AT inhibition is a clinically validated mechanism for the treatment of certain severe epilepsies, including TSC seizures and IS. The clinical utility of the first-generation GABA-AT inhibitor has been limited by safety concerns which constrain its broader use. Ovid believes OV329’s differentiated, next-generation profile may overcome these limitations, with the potential to unlock the full therapeutic benefit of GABA-AT inhibition for patients with severe pediatric epileptic disorders.
The Company is advancing a pediatric-specific formulation of OV329 amenable for infant and child use. For TSC-associated seizures, Ovid plans to initiate a proof-of-concept safety and signal-finding study in the fourth quarter of 2026 to evaluate OV329 in patients with TSC-associated seizures. In IS, the Company intends to initiate a safety and signal finding study in 2027.
These additive development programs are expected to proceed in parallel with the FOS program and may support an accelerated development pathway.
KCC2 portfolio: First clinical validation achieved; approval received for oral lead candidate OV4071 to enter the clinic in Australia
Ovid is advancing a proprietary portfolio of potential first-in-class direct activators of the potassium-chloride cotransporter 2 (KCC2), a CNS-specific target that is essential for synaptic inhibition and implicated in a broad range of neurological and neuropsychiatric disorders. Direct activation of KCC2 represents a mechanism-based approach to restoring inhibitory tone in the brain by regulating the efflux of chloride from neurons and thereby, enabling GABA to be hyperpolarizing (inhibitory). The Company is developing multiple molecules across the clinic and preclinic that have differentiated therapeutic profiles and formulations for potential conditions including psychoses, epilepsies, and neurodevelopmental and neurodegenerative disorders. The Company will be hosting an R&D Day dedicated to the KCC2 portfolio on April 14, 2026.
Key programs include:
•OV4071 (Oral KCC2 direct activator): OV4071, Ovid’s lead oral direct activator intended for chronic conditions, is proceeding to a Phase 1 clinical study in the second quarter of 2026 following receipt of HREC approval and acknowledgment of Ovid’s CTN from the Australian TGA. OV4071 is initially focused on psychosis associated with Parkinson’s disease and Lewy body dementia, both areas of significant unmet need with limited treatment options and established regulatory pathways. As part of the clinical development plan, Ovid intends to conduct a ketamine challenge study in mid-2026 to further characterize potential pharmacodynamic effects and establish proof-of-mechanism. Ovid believes OV4071 also has therapeutic potential across additional neuropsychiatric disorders characterized by neural circuit dysfunction, including schizophrenia and psychosis associated with Alzheimer’s disease, supporting broader expansion opportunities.

•OV350 (IV KCC2 direct activator): In December 2025, Ovid reported positive Phase 1 results demonstrating the first-ever clinical validation of direct KCC2 activation in humans. OV350 had no treatment-related serious adverse events reported and its PK behaved as predicted. Exploratory electrophysiology suggested OV350 had GABAergic CNS activity consistent with expected PK and the anticipated mechanism of action. These data support advancement of the Company’s oral KCC2 programs, including OV4071.
•KCC2 portfolio expansion: Ovid continues to advance additional oral and injectable KCC2 direct activators, including next-generation compounds, supporting a sustainable pipeline designed to unlock the full therapeutic potential of this novel mechanism across multiple indications.
BUSINESS STRATEGY AND UPDATES
The Company’s public announcement of HREC approval for OV4071 triggers a 30-day period for the exercise of the Company’s Series A Warrants to purchase up to 38,481,325 shares of the Company’s common stock and/or Pre-Funded Warrants to purchase common stock. Accordingly, the Series A Warrants will expire on April 17, 2026, if not exercised. If all Series A Warrants are exercised in full, the Company anticipates receiving up to an additional $53.9 million in gross proceeds, prior to deducting placement agent fees, potentially extending Ovid’s cash runway into 2029.
On March 17, 2026, the Company entered into a Securities Purchase Agreement, pursuant to which the Company agreed to issue and sell an aggregate of 19,154,321 shares of its common stock at a purchase price of $2.01 per share and, in lieu of common stock, pre-funded warrants to purchase up to 10,701,710 shares of common stock, at a purchase price of $2.009 for each pre-funded warrant (the Private Placement). The pre-funded warrants will have an exercise price of $0.001 per share and will be immediately exercisable.
The Company intends to use the proceeds from the Private Placement, together with its existing cash, cash equivalents and marketable securities to support the expansion of the development of OV329 into additional indications, including TSC and IS, alongside its ongoing development in FOS.
Multiple pipeline data and regulatory milestones are anticipated for Ovid’s OV329 epilepsy and KCC2 programs in the next 18 to 24 months. These anticipated milestones include: Phase 2 dose confirmatory study for OV329 in drug-resistant epilepsies (Q2 2026 start); initiation and completion of an open-label, patient proof-of-concept photo paroxysmal response study (Q3 2026 start), the potential initiation and completion of a proof-of-concept trial for the first oral KCC2 direct activator, OV4071 (Q2 2026 start); the initiation and results of a ketamine challenge study for OV4071 (mid-2026 start); and subsequently, the potential initiation and completion of Phase 1b studies for OV4071 in psychosis associated with Parkinson’s disease and Lewy body dementia, schizophrenia and other undisclosed indications.
Fourth Quarter and Annual 2025 Financial Results
•Cash, cash equivalents and marketable securities as of December 31, 2025 totaled $90.4 million.
•Revenue from royalty agreements was $0.7 million and $7.3 million for the three months and full year ended December 31, 2025, as compared to $0.1 million and $0.6 million for the same periods in 2024. Revenue in 2025 comprised royalties on net sales and recognition of a one-time $7.0 million payment primarily related to future royalties, while 2024 revenue only consisted of royalties on net sales.
•Research and development expenses were $6.6 million and $25.6 million for the three months and full year ended December 31, 2025, compared to $5.9 million and $36.8 million for the same periods in 2024. The increase between the three months ended December 31, 2025 and the same period last year is primarily related to increased clinical study activity on the OV329 and KCC2 programs. The year-over-year decrease is related to restructuring in 2024 to re-prioritize clinical and preclinical pipeline programs.
•General and administrative expenses were $6.4 million and $24.1 million for the three months and full year ended December 31, 2025, as compared to $4.9 million and $25.7 million for the same periods in 2024. The increase between the three-month periods was primarily due to non-routine professional fees; the decrease year-over-year was driven by the organizational restructuring in mid-2024, offset by non-routine business development expenses and professional fees.
•Total operating expenses were $13.0 million and $49.7 million for the three months and full year ended December 31, 2025, as compared to $10.8 million and $62.5 million for the same periods in 2024.
•Ovid reported net income of $9.7 million, or basic and diluted net income per share attributable to common stockholders of $0.06, for the three months ended December 31, 2025, as compared to a net loss of $9.3 million, or basic and diluted net loss per share attributable to common stockholders of $0.13, for the same period in 2024. Net income for the three months ended December 31, 2025 was primarily due to a gain recorded on adjustment in fair value of a long-term equity investment of approximately $21.0 million. Ovid reported a net loss of $17.4 million, or basic and diluted net loss per share attributable to common stockholders of $0.23, for the year 2025, as compared to a net loss of $26.4 million, or basic and diluted net loss per share attributable to common stockholders of $0.37, for the same period in 2024.
Business Update Call and Webcast
Ovid’s management team will host a business update call and live audio webcast at 8:30 am ET today, Wednesday, March 18, 2026.
A live audio webcast of the presentation can be accessed through the Events & Presentations section of Ovid’s website. Participants may register for the conference call here and are advised to do so at least 10 minutes prior to joining the call. A replay of the webcast will be archived on Ovid’s website for 90 days following the event.
About Ovid Therapeutics
Ovid Therapeutics Inc. is a New York-based biopharmaceutical company dedicated to developing small molecule medicines for brain disorders with significant unmet need. Ovid is advancing a pipeline of novel targeted small molecule candidates that modulate the intrinsic and extrinsic factors involved in neuronal hyperexcitability causative of multiple neurological and neuropsychiatric disorders. Ovid is developing: OV329, a next-generation GABA-aminotransferase inhibitor, as a potential therapy for treatment-resistant focal onset seizures (FOS) and developmental and epileptic encephalopathies (DEEs), including tuberous sclerosis complex (TSC) and infantile spasms (IS); and OV4071 and others within a library of compounds that directly activate the KCC2 transporter, for multiple CNS disorders. For more information about these and other Ovid research programs, please visit www.ovidrx.com.
Forward-Looking Statements
This press release includes certain disclosures by Ovid that contain “forward-looking statements” including, without limitation, statements regarding the reproducibility and durability of any favorable results initially seen to date in clinical trials; the potential therapeutic opportunity of OV329, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; the expected timing of initiation, completion, and results and data of Ovid’s ongoing and planned clinical studies, including the Phase 1 trial of OV4071; Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support Ovid’s operations and development programs; the potential use and development of OV329, OV4071 and other compounds from Ovid’s library of direct activators of KCC2; Ovid’s clinical pipeline strategy and plans for future clinical studies; the potential exercise of the warrants issued in the October 2025 private placement financing, and the aggregate proceeds payable to Ovid should all holders of Series A Warrants choose to exercise their warrants; the intended use of the proceeds from the Private Placement, including for the development of OV329 in additional indications including TSC and IS; and other statements that are not historical fact. You can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “expects,” “intends,” “may,” “plan,” “potentially,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, impediments to Ovid’s ability to achieve expected benefits of cost-savings efforts, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its business strategy, and the holders of the warrants issued in the October 2025 private placement may choose not to exercise the warrants prior to their expiration and the price targets that would permit Ovid to require certain of the warrants to be exercised may not be achieved. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and in subsequent and future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Condensed Consolidated Statements of Operations
Unaudited

(in thousands, except share and per share data)	For The Three Months Ended December 31, 2025	For The Three Months Ended December 31, 2024	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
Revenue:
License and other revenue	$718	$76	$7,252	$566
Total revenue	718	76	7,252	566
Operating expenses:
Research and development	6,589	5,923	25,582	36,767
General and administrative	6,422	4,878	24,109	25,684
Total operating expenses	13,011	10,801	49,691	62,451
Loss from operations	(12,293)	(10,725)	(42,439)	(61,885)
Other income (expense), net	21,957	1,444	25,026	35,452
Income (loss) before provision for income taxes	9,664	(9,281)	(17,414)	(26,433)
Provision for income taxes	—	—	—	—
Net income (loss)	$9,664	$(9,281)	$(17,414)	$(26,433)
Net income (loss) per share of common stock, basic and diluted	$0.06	$(0.13)	$(0.23)	$(0.37)
Weighted-average common stock shares outstanding, basic and diluted	81,671,581	71,009,866	73,735,606	70,905,422
Select Condensed Consolidated Balance Sheet Data
Unaudited

(in thousands)	December 31, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$90,447	$53,075
Working capital(1)	66,080	45,418
Total assets	150,934	92,167
Total stockholders’ equity	130,660	68,226
(1)Working capital defined as current assets less current liabilities
Contact
Investor Relations & Media
Victoria Fort
VFort@ovidrx.com
202.361.0445